EXHIBIT 21.1

SUBSIDIARIES OF MUELLER GROUP, LLC

STATE/COUNTRY OR OTHER
JURISDICTION OF
INCORPORATION OR
SUBSIDIARIES	ORGANIZATION

AnvilStar, LLC	Delaware
Anvil International, Inc.	Delaware
Anvil International, LLC	Delaware
Henry Pratt Company	Delaware
Henry Pratt International Ltd.	Delaware
Hersey Meters Co.	Delaware
Hydro Gate Acquisition Corp.	Delaware
James Jones Company	California
J.B. Smith Mfg Co.	Oklahoma
Jingmen Pratt Valve Co. Ltd.	People’s Republic of China
Milliken Acquisition Corp.	Delaware
Mueller Canada Holding Corp.	Canada
Mueller Canada Ltd.	Canada
Mueller Co.	Illinois
Mueller Financial Services, LLC	Delaware
Mueller Group Co-Issuer, Inc.	Delaware
Mueller International, Inc.	Delaware
Mueller International, L.L.C.	Delaware
Mueller International Finance, Inc.	Delaware
Mueller International Finance, L.L.C.	Delaware
Mueller Service Co.	Delaware
United States Pipe and Foundry Company, LLC	Alabama